Exhibit 10.1

Settlement Agreement and

First Amendment to the

License, Manufacture, and Distribution Agreement

by and between

Nutraceutix, Inc. and SCOLR Pharma, Inc.

This Settlement Agreement and First Amendment (“Agreement”) is entered into by and between Nutraceutix, Inc., a Washington corporation, (“Nutraceutix”) and SCOLR Pharma, Inc., a Delaware corporation (f/k/a SCOLR, Inc., and referred to herein as “SCOLR”) effective as of the Effective Date set forth below (collectively, Nutraceutix and SCOLR are referred to herein as “Parties”). The purpose of this Agreement is to reflect certain agreements and understandings of the Parties regarding the Asset Purchase Agreement between the Parties, dated December 31, 2003 (“Purchase Agreement”) and other matters described herein and to amend that certain License, Manufacture, and Distribution Agreement, between the Parties dated December 31, 2003 (“Licensing Agreement”).

Agreement

NOW, THEREFORE, in consideration of the mutual promises and representations contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto do mutually covenant, stipulate and agree as follows:

1. Purchase Agreement. After fulfillment of the obligations set forth in this Section 1 below by Nutraceutix, the obligations of Nutraceutix to make payment under Sections 2.2 – 2.4 of the Purchase Agreement shall be deemed complete and fully satisfied, including but not limited to obligations to pay the Purchase Price, Deferred Purchase Price and the Minimum Deferred Purchase Price as such terms are defined in the Purchase Agreement. Notwithstanding the foregoing and subject to Section 2 below, Nutraceutix’s obligations to make payments under the Licensing Agreement shall continue, including but not limited to Royalty Payments (as defined in the Licensing Agreement). Nutraceutix hereby agrees to:

(a) Pay, in cash, the amount of $197,652 on the date of execution of this Agreement by Nutraceutix;

(b) Deliver to SCOLR on the date of execution of this Agreement by Nutraceutix a fully executed promissory note, in substantially the form attached hereto as Exhibit A, in the principal amount of $758,891 (the “Promissory Note”); and

(c) Pay Interim Royalty Payments, in accordance with Section 3 below.

Nutraceutix’s satisfaction of the payment obligations under Sections 2.2 – 2.4 of the Purchase Agreement does not and shall not in any way alter or diminish other terms or conditions of the Purchase Agreement for SCOLR and Nutraceutix, including survival of the Parties’ indemnification obligations. However, the Parties acknowledge and understand that because the obligation to make payments under Sections 2.2 – 2.4 will be satisfied following completion of Nutraceutix’s obligations hereunder, the following provisions of the Purchase

Agreement are no longer applicable: Section 2.4(c) (with respect to future periods only), and Section 2.5 (which will be governed solely by the License Agreement, as herein amended). In addition, Section 6.7 of the Purchase Agreement is deleted.

Nutraceutix represents and warrants to SCOLR that it has complied with the provisions of Section 6.6 of the Purchase Agreement from the date of the Purchase Agreement through the date of execution of this Agreement.

2. Licensing Agreement Amendments. Subject to the fulfillment of the obligations set forth in Section 1(a) and 1(b) above by Nutraceutix, the Licensing Agreement shall be amended as follows, effective as of July 1, 2005:

(a) Section 2(a) shall be replaced in its entirety with the following:

“SCOLR grants to Nutraceutix and Nutraceutix accepts a limited license to use CDT to manufacture, package, ship, distribute and sell the Products solely to Customers, as defined below, in the United States in accordance with and for the Term of this Agreement (the “License”). Except as otherwise provided in this Agreement, the grant of this License shall mean that no other party shall have the right, directly or indirectly, to use CDT to manufacture, package, ship, distribute or sell the Products, or any reasonable variation thereof, to the Customers in the United States for the Term of this Agreement. Without limiting the generality of the preceding sentence, Nutraceutix shall have no right to manufacture the Products except as specifically set forth on Exhibit B-2 without the prior written consent of SCOLR. The License does not cover the sale or distribution by Nutraceutix to non-Customers, the sale or distribution by Nutraceutix outside of the United States, or the manufacturing, packaging, shipping, distribution or sale by Nutraceutix of pharmaceutical or over-the-counter CDT product formulations.”

(b) Section 2(b) shall be replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement, SCOLR hereby appoints Nutraceutix as the manufacturer and distributor of the Products to the Customers. For purposes of this Agreement, a “Customer” is any one of the following entities(collectively the “Customers”): Trader Joe’s, Supplemental Sciences (aka Nutrition Now, Inc.), Bio Innovations, BioScientifics, Inc., or IMRS/GHC Group, Inc. (aka IGGI).”

(c) The “Royalty Payments” set forth in Section 3 shall be amended to change “ten (10%) percent” to “seven percent (7%)”. The last sentence of Section 3 is hereby amended to read as follows: “Payments hereunder shall be made quarterly in arrears not more than forty-five (45) days following the end of the applicable quarter; provided however, that Nutraceutix shall report the amount of Royalty Payments (and the number of tablets sold) within twenty (20) days following the end of the applicable quarter. In addition, the following two paragraphs shall be added to the end of Section 3:

“Promptly after the end of each calendar year during the term of this Agreement, Nutraceutix shall provide SCOLR with a statement prepared by Nutraceutix’s certified public accountant for the preceding year containing a statement of the Net Sales (“Statement”). During the Term of this Agreement, SCOLR shall have the right to review, during regular business hours and upon reasonable notice, only those books and records of Nutraceutix reasonably necessary for purposes of determining the Net Sales, which may include, without limitation, books and records regarding total Nutraceutix sales by customer and product. SCOLR may object to any item or information contained in the Statement by providing Nutraceutix a written statement in reasonable detail of SCOLR’s objections thereto (an “Objection Notice”). SCOLR’s failure to deliver an Objection Notice to the Nutraceutix within thirty (30) days after completion of SCOLR’s review shall constitute SCOLR’s binding acceptance of the Statement and all matters identified therein.

“If Nutraceutix and SCOLR fail to resolve any objection described in the Objection Notice within ten (10) days after the date the Objection Notice is delivered to Nutraceutix, then at the request of either party, Nutraceutix and SCOLR shall meet in an attempt to resolve an objection described in the Objection Notice and reach a written agreement with respect thereto. If the parties enter into a settlement agreement, the Statement shall be deemed to be as agreed thereon. If the parties are unable to resolve the objection described in the Objection Notice, then the Nutraceutix and SCOLR shall mutually select an independent accounting firm (“Independent Accountant”) and submit the Statement and Objection Notice to the Independent Accountant; provided, however, that such selected accounting firm shall not be performing services for either SCOLR or Nutraceutix (i) at the time of the selection, (ii) within twenty-four (24) months of the time of selection, or (iii) during the period commencing on the selection and ending upon its delivery of the Independent Accountant’s Determination (as defined below). The Independent Accountant referred to in the previous sentence shall resolve such objection as promptly as possible and a decision by the Independent Accountant as to the resolution of such objection shall be conclusive and binding upon the parties for purposes of this Agreement (the “Independent Accountant’s Determination”). The Independent Accountant’s Determination shall be (i) in writing, (ii) made in accordance with generally accepted accounting principles in the United States (GAAP), and (iii) nonappealable and incontestable by either party. All fees and costs payable to the Independent Accountant shall be borne by the nonprevailing party (it being understood that the “nonprevailing party” shall be the party who benefits less from the Independent Accountant’s Determination.)”

(d) Section 4 shall be eliminated in its entirety.

(e) Section 6 shall be replaced in its entirety with the following:

“Sale of Products. Nutraceutix will be responsible for all manufacturing, distribution and invoicing of the Products to the Customers. Nutraceutix shall manufacture, ship and deliver the Products in a timely manner in accordance with the purchase orders submitted by each Customer and Nutraceutix’s obligations pursuant to Section 9 hereof.”

(f) Section 8.c shall be replaced in its entirety with the following:

“Nutraceutix shall not use any trademarks, logos, or patent notifications of SCOLR, including those related to CDT, in any of its advertisements, promotional materials, or product labeling. In addition, Nutraceutix’s agreements with the Customers shall prohibit the use of SCOLR’s trademarks, logos, patent notifications, including those related to CDT, in any advertising, promotional materials or product labeling of the Customer.”

(g) In Section 9(a) the following sentence shall be deleted: “Nutraceutix shall provide SCOLR with the opportunity to inspect its manufacturing facilities for the purpose of assuring compliance with the Agreement during reasonable business hours and upon reasonable notice.”

(h) Section 9(d) shall be deleted in its entirety.

3. Interim Royalty Payments. The Parties acknowledge and agree that Nutraceutix shall pay, or has already paid, as the case may be, the following amounts in full satisfaction (subject to completion of SCOLR’s review of 2005 Net Sales) of “Royalty Payments” due under the Licensing Agreement and “Deferred Purchase Price” owing under the Purchase Agreement for the period January 1, 2005 through June 30, 2005 (collectively referred to as “Interim Royalty Payments”):

(a) For the period January 1, 2005 through March 31, 2005, Nutraceutix has paid, in cash, the amount of $172,347.70.

(b) For the period April 1, 2005 through May 31, 2005, Nutraceutix has included the amount of $62,500 (of which $44,880.64 represent Royalty Payments) in the cash payment described in Section 1(a) of this Agreement.

(c) For the period June 1, 2005 through June 30, 2005, Nutraceutix shall pay $16,962.02 in Royalty Payments no later than August 15, 2005.

Lallemand. In connection with this Agreement, Nutraceutix and SCOLR have entered into a settlement agreement with Lallemand Specialties, Inc., and certain of its affiliates.

4. Other Sales. Upon the due execution by the Parties of this Agreement Nutraceutix releases and forever discharges SCOLR and its officers, managers, directors, owners, shareholders, employees, agents, successors, and assigns (collectively, the “Released Parties”) from any and all claims, demands, damages, actions, causes of action or suits of any kind or nature whatsoever which Nutraceutix may have now or in the future with respect to the sale of Niacin using controlled delivery technology by Rite Aid, whether arising in law or in equity, or by contract or tort against the Released Parties.

5. Effective Date. The Effective Date of this Agreement shall be July 29, 2005.

6. Publicity. The Parties agree not to prepare or release any press release regarding the existence or terms and conditions of this Agreement. It is understood and agreed that SCOLR may disclose the existence of this Agreement and its terms and conditions, including providing a copy and summary of the Agreement, in filings required by the Securities and Exchange Commission and may refer to the agreement in the ordinary course of the issuance of press releases (including earnings releases).

7. No Assignment, Successors, Assigns, Etc. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their respective heirs, personal representatives, successors and assigns; provided, however, that this Agreement shall not be assigned or conveyed by any party to any person or entity without the prior written consent of the other party hereto.

8. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9. Entire Agreement. This Agreement and the other documents and agreements referred to herein contain the entire understanding of the parties hereto and thereto relating to the subject matter herein.

10. Waiver. Any default or breach of any term or condition by a party in connection with this Agreement may be waived in writing by the other party. No such waiver shall be deemed to extend to any prior or subsequent default or breach of any term or condition, or affect any rights arising by virtue of any prior or subsequent default or breach of any term or condition.

11. Governing Law and Venue. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington applicable to agreements made and to be performed wholly within this jurisdiction, without regard to the State of Washington conflicts of law rules and without the aid of any canon, custom, or rule of law requiring construction against the drafter. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Washington, County of King, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington.

12. Attorneys Fees. In the event of any legal action between the parties relating to or arising from this Agreement, the prevailing party shall be entitled to receive reasonable attorney’s fees, costs and other expenses in addition to whatever other relief may be awarded.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their respective duly authorized representatives as of the Effective Date on this 3rd day of August, 2005.

Nutraceutix, Inc.		SCOLR Pharma, Inc.

By:	/s/ Steven H. Moger	By:	/s/ Daniel O. Wilds
	Steven H. Moger, President	Its:	President and Chief Executive Officer

EXHIBIT A

FORM OF PROMISSORY NOTE

(“Note”)

$758,891	August 1, 2005

For value received Nutraceutix, Inc. (“Borrower”), hereby promises to pay to the order of SCOLR Pharma, Inc. or its assigns (“Lender”) at 3625 132nd Avenue S.E., Suite 300, Bellevue, WA 98006 ATTN: Alan Mitchel , or such other place or places as the holder hereof may designate in writing, the principal sum of Seven Hundred Fifty-Eight Thousand Eight Hundred Ninety-One Dollars ($758,891) and to pay interest on the unpaid principal thereof from the date hereof at the rates hereinafter set forth, together with all costs and fees, including reasonable attorney fees, incurred by Lender in enforcing the obligations of this Note.

Principal and interest shall be payable as hereinafter provided:

1. Principal and interest shall be payable in twelve (12) equal monthly installments of principal, plus accrued but unpaid interest, on or before the last day of each month commencing August 31, 2005 until July 31, 2006, at which time the entire unpaid balance, both principal and interest, shall be paid in full.

2. Interest Rate. Interest shall accrue at a rate of five percent (5%) per annum from the date set forth above.

3. Prepayment. Borrower shall have the right, at any time, to prepay the whole or any part hereof without prepayment penalties. Any such additional payments shall be credited first to accrued interest and then to principal.

4. Default. If there is a default with respect to any payment herein that goes uncured for a period of ten (10) days then the entire principal balance of this Note shall thereafter bear interest at the rate of twenty percent (20%) and the principal of this Note and any accrued interest may be declared due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. In addition, if any default in payment herein, goes uncured for a period of sixty (60) days then the Lender shall have the right to terminate that certain License, Manufacture, and Distribution Agreement by and between the Lender and Borrower dated December 31, 2003, as amended.

5. Change in Control. If there is a “change in control” as defined below, of the Borrower, the unpaid principal of this Note and any accrued interest may be declared due and payable immediately by the Lender. A “change in control” means (a) any merger, consolidation, statutory or contractual share exchange, or other transaction to which the Borrower (or any subsidiary or shareholder of the Borrower) is a party if, immediately following the transaction, the persons who held common stock of the Borrower (or securities convertible into such common stock) immediately before the transaction hold less than a majority of: (i) the common stock (including any securities convertible into common stock on an as-converted basis) of the surviving corporation; or (ii) if, pursuant to the transaction, shares of common stock of the Borrower are changed or converted into or exchanged for in whole or part, securities of another corporation or entity, the combined outstanding equity (on a fully-diluted basis) of that corporation or entity; (b) any liquidation or dissolution of the Borrower; or (c) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Borrower.

6. Fees and Expenses. In the event that Borrower defaults with respect to any payment herein Borrower hereby promises to pay all costs, fees and expenses incurred by Lender, including, without limitation, reasonable attorneys fees, in the event that a suit or action is instituted by Lender to enforce this Note.

7. Assignment. Borrower may not assign its rights or transfer its obligations under this Note without Lender’s prior written consent.

8. Waiver. Borrower waives presentment for payment, demand, notice of nonpayment, notice of protest, protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, dishonor, or enforcement of the payment of this Note except such notices as are specifically required by this Note.

9. Notice. Any notices or other communications shall be in writing and shall be considered to have been duly given on the earlier of (a) the date of actual receipt or (b) three days after deposit in the first-class certified U.S. mail, postage prepaid, return receipt requested:

If to Lender, to:	SCOLR Pharma, Inc. 3625 – 132nd Avenue SE, Ste. #300 Bellevue, Washington 98006 Attn: Alan Mitchel, Esq.

If to Borrower, to:	Steven H. Moger, President Nutraceutix, Inc. 9609 - 153rd Avenue N.E. Redmond, WA 98052

10. Time is of the Essence. All reimbursements and payments other than payments of principal or interest required by this Note shall be immediately due and payable on demand.

11. Governing Law. This Note is governed by the law of the state of Washington without regard for conflict of laws principles; provided, however, that to the extent the holder of this Note has greater rights or remedies under federal law, this provision shall not be deemed to deprive the holder of such rights and remedies as may be available under federal law.

12. Statutory Notice. BORROWER ACKNOWLEDGES THAT ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

BORROWER:

Nutraceutix, Inc.

Specimen

Steven H. Moger, President